SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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EXAR CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXAR CORPORATION

48720 KATO ROAD

FREMONT, CALIFORNIA 94538

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 27, 2005

TO THE STOCKHOLDERS OF EXAR CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of EXAR CORPORATION, a Delaware corporation (the “Company”), will be held on Thursday, October 27, 2005 at [        ] local time at [                                    ], for the following purposes:

1.	To elect three (3) Directors to hold office until the 2008 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal.

2.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

The Board of Directors has fixed the close of business on September 8, 2005 as the record date for the determination of Stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ THOMAS R. MELENDREZ

THOMAS R. MELENDREZ

Secretary

Fremont, California

September 23, 2005

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED WHITE PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

EXAR CORPORATION

48720 KATO ROAD

FREMONT, CALIFORNIA 94538

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD OCTOBER 27, 2005

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed WHITE proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Exar Corporation, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on October 27, 2005, at [        ] local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at [                        ]. The Company intends to mail this proxy statement and accompanying WHITE proxy on or about September 23, 2005 to all Stockholders entitled to vote at the Annual Meeting.

Voting Rights and Outstanding Shares

Only holders of record of Common Stock at the close of business on September 8, 2005 are entitled to notice of and to vote at the Annual Meeting. At the close of business on September 8, 2005, the Company had outstanding and entitled to vote 35,169,877 shares of Common Stock.

Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

Quorum; Abstentions; Broker Non-Votes

Holders of a majority of the outstanding shares entitled to vote must be present, in person or by proxy, at the Annual Meeting in order to have the required quorum for the transaction of business. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. If the shares present, in person and by proxy, at the meeting do not constitute the required quorum, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Shares that are voted “FOR,” “AGAINST” or “WITHHELD” are treated as being present at the meeting for purposes of establishing a quorum. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” with respect to a matter will also be treated as shares entitled to vote (the “Votes Cast”) with respect to such matter.

While no definitive statutory or case law authority exists in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal (other than the election of directors).

Broker non-votes (i.e., votes from shares held of record by brokers as to which the beneficial owners have given no voting instructions) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of the Votes Cast. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal.

Voting Via the Internet or by Telephone

Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than the Company’s proxy card.

A number of brokers and banks offer the means to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account with a broker or bank participating in this or another similar program, you may grant a proxy to vote those shares telephonically or via the Internet by following the instructions shown on the instruction form received from your broker or bank.

The telephone and Internet voting procedures are designed to authenticate Stockholders’ identities, to allow Stockholders to grant a proxy to vote their shares and to confirm that Stockholders’ instructions have been recorded properly. Stockholders participating in these programs should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the Stockholder.

Proxies; Revocability of Proxies

Whether or not you are able to attend the Annual Meeting, the Company urges you to submit the WHITE proxy, which is solicited by the Company’s Board of Directors and which when properly completed will be voted as you direct. In the event no directions are specified, such WHITE proxies will be voted “FOR” the nominees of the Board of Directors (Proposal 1), and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting. You are urged to give direction as to how to vote your shares. Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s Corporate Headquarters, 48720 Kato Road, Fremont, California 94538, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

Proposals of Stockholders that are intended to be presented at the Company’s 2006 Annual Meeting of Stockholders must be received by the Company not later than May 25, 2006 in order to be included in the proxy statement and proxy relating to that Annual Meeting. Stockholders who wish to present a proposal for consideration at the Company’s 2006 Annual Meeting of Stockholders but do not want such proposal included in the Company’s proxy statement must submit such proposals in accordance with the Company’s Bylaws and they must be received by the Company not later than May 25, 2006. Proposals received after that date will be considered untimely and may not be presented at the Company’s 2006 Annual Meeting of Stockholders.

On September 2, 2005, GWA Investments, LLC and GWA Master Fund, L.P. filed a definitive proxy statement with the SEC for the purpose of proposing and soliciting proxies in support of a slate of three nominees, Guy W. Adams, Richard L. Leza, Sr. and Pete Rodriguez, to stand for election to the Company’s Board of Directors at the 2005 Annual Meeting of Stockholders in opposition to the Company’s nominees to the Board of Directors.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, with each class having a three-year term. Vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the Company entitled to vote generally in the election of directors voting together as a single class, or (ii) by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the Directors then in office, even though less than a quorum of the Board of Directors. A Director elected to fill a vacancy shall serve for the remainder of the full term of the class of Directors in which the vacancy occurred or the new directorship was created and until such Director’s successor is elected and qualified.

The Board of Directors is presently composed of nine members. There are three Directors, Raimon L. Conlisk, Richard Previte, and Thomas H. Werner, in the class whose terms of office expire in 2005. Two of these Directors, Richard Previte and Thomas H. Werner, and one new director nominee, Richard H. Koppes, are recommended for election to this class at the Annual Meeting. After 20 years of valuable service, Vice Chairman Raimon L. Conlisk has decided not to stand for re-election.

At its meeting on September 8, 2005, the Board approved the recommendation of the Corporate Governance and Nominating Committee that Mr. Koppes be nominated to stand for election as a Class II Director at the Annual Meeting. Mr. Koppes was identified by Spencer Stuart & Associates, an executive search firm engaged by the Board to identify additional qualified directors through a comprehensive search process. If elected at the Annual Meeting, Messrs. Koppes, Previte and Werner will serve until the 2008 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal.

Shares represented by executed WHITE proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that a nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Messrs. Koppes, Previte and Werner have agreed to serve if elected, and management has no reason to believe that they will be unable to serve. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. The three nominees for director who receive the highest number of affirmative votes shall be elected as directors. Votes withheld from a nominee are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law. See “Information Concerning Solicitation and Voting—Quorum; Abstentions; Broker Non-Votes.”

Set forth below is biographical information for each current Director and Director nominee. There is no family relationship between any Director, Director nominee or Executive Officer of the Company.

Class II Nominees for Election for a Three-Year Term Expiring at the 2008 Annual Meeting

RICHARD H. KOPPES

Mr. Koppes, age 58, has been Of Counsel to the law firm of Jones Day since August 1996 and is Co-Director of Executive Education Programs at Stanford University School of Law. He also has been an officer of the National Association of Public Pension Attorneys (NAPPA) for the past nine years. Mr. Koppes is on the Boards of Investor Research Responsibility Center (IRRC), the International Corporate Governance Network (ICGN) and the Society of Corporate Secretaries and Governance Professionals. Mr. Koppes served as a principal of American Partners Capital Group, a venture capital and consulting firm, from August 1996 to December 1998. From May 1986 to July 1996, Mr. Koppes held several positions with the California Public Employees’ Retirement System (CalPERS), including General Counsel, Interim Chief Executive Officer and Deputy Executive Officer. Mr. Koppes was also a Director of Mercy Healthcare, Sacramento, a non-profit hospital system, from 1994 to 2001 and General Counsel of the California State Department of Health Services from 1977 to 1986. Mr. Koppes currently serves as a member of the Board of Directors of Valeant Pharmaceuticals International and Apria Healthcare Group Inc. Mr. Koppes holds a B.A. in Political Science from Loyola Marymount University and a J.D. from the University of California at Los Angeles.

RICHARD PREVITE

Mr. Previte, age 70, joined the Company as a Director in October 1999. He was a Director of Advanced Micro Devices, or AMD, from 1990 to April 2000, and Vice Chairman from 1999 to April 2000. Additionally, Mr. Previte served as Chairman of the Board of Vantis Corporation, a subsidiary of AMD, from 1997 to June 1999, and acted as Chief Executive Officer from February 1999 to June 1999. Mr. Previte served as President of AMD from 1990 to 1999, Executive Vice President and Chief Operating Officer from 1989 to 1990, and Chief Financial Officer and Treasurer from 1969 to 1989. He was Chief Executive Officer and Chairman of the Board of MarketFusion, Inc., from January 2000 to April 2002. Most recently, since January 2005, Mr. Previte has served as Executive Vice President and Chief Administrative Officer of Spansion, LLC, a subsidiary of AMD/Fujitsu. He holds a B.S. and an M.S. from San Jose State University.

THOMAS H. WERNER

Mr. Werner, age 45, joined the Company as a Director in July 2004. Mr. Werner currently serves on the board of directors of Three-Five Systems, Inc., a public company, and Silicon Light Machines, Inc., a subsidiary of Cypress Semiconductor. Mr. Werner has served as the Chief Executive Officer of SunPower Corporation since June 2003, and from June 2001 to June 2003, he was the Chief Executive Officer of Silicon Light Machines, Inc. He has also held a number of executive management positions at 3Com Corporation, Oak Industries, Inc., and General Electric Co. From December 1998 to June 2001, Mr. Werner was Vice President and General Manager of the Business Connectivity Group at 3Com Corporation. He holds a B.S. in Industrial Engineering from the University of Wisconsin, a B.S. in Electrical Engineering from Marquette University and an M.B.A. from George Washington University.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF THE NAMED NOMINEES.

Class III Directors Continuing in Office Until the 2006 Annual Meeting

FRANK P. CARRUBBA

Dr. Carrubba, age 68, joined the Company as a Director in August 1998. Dr. Carrubba served as Executive Vice President and Chief Technical Officer of Royal Philips Electronics, headquartered in Eindhoven, The Netherlands, from 1991 to 1997. From 1982 to 1991, Dr. Carrubba was with Hewlett-Packard Company, where he was a member of the Group Management Committee and was Director of Hewlett-Packard Laboratories. Prior to joining Hewlett-Packard, he spent 22 years as a member of the technical staff at IBM Corporation’s Thomas J. Watson Research Laboratory in Yorktown Heights, New York. Dr. Carrubba was one of the original designers of the RISC Architecture, for which he was named “Inventor of the Year” by the Intellectual Property Owners in Washington, D.C. in 1992. From 1989 to November 2004 Dr. Carrubba served as a Director of Coherent, Inc., a global leader in the design, manufacture and sale of lasers. In June 2002, Dr. Carrubba was appointed Chairman of the Board of Accerra Corporation, a provider of secure online services for business communications located in Santa Rosa, California. Dr. Carrubba is also a member of the Board of Governors of the University of New Haven. He holds a B.S. in Electrical Engineering, an M.S. in Operations Management and an Honorary Ph.D. in Computer Engineering from the University of New Haven.

ROUBIK GREGORIAN

Mr. Gregorian, age 55, joined the Company in 1995 as President, Startech Division, when the Company acquired Startech Semiconductor, Inc., where he served as President. During Mr. Gregorian’s tenure at the Company, he was appointed Chief Technology Officer and Vice President of the Communications Division in 1996 and Chief Technology Officer, Senior Vice President/General Manager, Communications Division, in 1998. Mr. Gregorian was promoted to Executive Vice President/General Manager, Communications Division in 2002 and to Chief Operating Officer in 2003. Mr. Gregorian served as the Company’s acting President and Chief Executive Officer from September 2004 to February 2005, when he was appointed to his current position of President and Chief Executive Officer. Mr. Gregorian has been a Director of the Company since March 2005. From 1983 to 1994, Mr. Gregorian served as Vice President of Research and Development and Chief Technology Officer for Sierra Semiconductor where he directed the company’s product strategy and product development activities including the data communications and graphic products which were instrumental in taking the company public in 1991. From 1977 to 1983, Mr. Gregorian was manager of analog and telecommunications products at American Microsystems where he received several awards including one for developing the industry’s first PCM CODEC. Mr. Gregorian has been issued 27 patents, authored two textbooks and 45 technical articles. He received his M.S.E.E. and Ph.D. in Electrical Engineering from the University of California at Los Angeles, as well as a M.Sc. from Tehran University in Electrical Engineering.

JOHN S. MCFARLANE

Mr. McFarlane, age 56, joined the Company as a Director in January 2004. He is currently self-employed as a private investor and serves as a Director of Pitney Bowes. From February 2004 to February 2005, Mr. McFarlane was the Chairman and Chief Executive Officer of Ascendent Systems, a private communications software company. From March 2001 to April 2002, Mr. McFarlane was President and Chief Executive Officer of Nexsi Systems, a provider of high-performance Internet security and traffic management systems. Nexsi Systems filed for chapter 7 bankruptcy protection on May 17, 2002. From May 1997 to March 2001, he held senior executive positions at Sun Microsystems, including President of the service provider business, and President of the software division. Prior to Sun, he spent over 17 years at Northern Telecom and Bell Northern Research. Mr. McFarlane holds a B.Sc. and an M.B.A. from the University of Toronto.

Class I Directors Continuing in Office Until the 2007 Annual Meeting

DONALD L. CIFFONE, JR.

Mr. Ciffone, age 50, was appointed a Director of the Company in October 1996 and was appointed Chairman of the Board in April 2002. Mr. Ciffone served as the Company’s President and Chief Executive Officer from October 1996 to September 2004 and remained an employee of the Company through March 31, 2005. From August 1996 to October 1996, Mr. Ciffone was Executive Vice President of Toshiba America, the U.S. semiconductor subsidiary of Toshiba Semiconductor. Prior to joining Toshiba, he served from 1991 to 1996 in a variety of senior management positions, including Senior Vice President of the VLSI Product Divisions, at VLSI Technology, Inc. From 1978 to 1991, Mr. Ciffone held a variety of marketing and operations positions at National Semiconductor, Inc. Mr. Ciffone holds a B.A. from San Jose State University and an M.B.A. from Santa Clara University.

RONALD W. GUIRE

Mr. Guire, age 56, is the Executive Vice President, Chief Financial Officer, and Assistant Secretary for Exar Corporation. He joined the Company in 1984 as Vice President and Treasurer; in 1985 his title was changed to Vice President, Chief Financial Officer (CFO) and Secretary (until June 2001 when he became Assistant Secretary), and in 1995 Mr. Guire was named Executive Vice President. Mr. Guire has been a director of the Company since 1985. Mr. Guire was a partner in the certified public accounting firm of Graubart & Co. from 1979 prior to joining the Company. Mr. Guire is a member of the California Society of Certified Public

Accountants and a member of Financial Executives International. Mr. Guire holds a B.S. in Accounting from California College of Commerce and has been a certified public accountant since 1977.

OSCAR RODRIGUEZ

Mr. Rodriguez, age 45, joined the Company as a Director in September 2005. Mr. Rodriguez has been Chief Executive Officer, President and a Director of Riverstone Networks, Inc., a provider of carrier Ethernet Infrastructure solutions for business and residential communications services, since August 2003. Mr. Rodriguez served as Divisional President, Enterprise Solutions at Nortel Networks Corporation from October 2002 to August 2003, Divisional President, Intelligent Internet business segment from August 2001 to October 2002, and Vice President, Portfolio & Operations from October 2000 to July 2001. Prior to that, Mr. Rodriguez served as president and chief operating officer of Arris Interactive, a provider of cable MSO (Multiple Service Operator) voice and data products. He has also served in several management positions in privately-held and venture-backed companies and in the communications and networking industry. Mr. Rodriguez holds a B.S. in Computer Engineering from the University of Central Florida and an MBA from the Kenan-Flagler Business School, University of North Carolina, Chapel Hill.

Director Whose Term Expires at the 2005 Annual Meeting and Who is not Standing For Re-Election

RAIMON L. CONLISK

Mr. Conlisk, age 83, joined the Company as a Director in August 1985, was appointed Vice Chairman of the Board in August 1990, served as Chairman of the Board from August 1994 to April 2002, and is currently serving as Vice Chairman. Mr. Conlisk has also served as a director since 1991, and in December 1997 was appointed Chairman of the Board of SBE, Inc., a manufacturer of communications and computer products. In March 2004, Mr. Conlisk retired as a Director and Chairman from SBE, Inc., however, he was subsequently appointed Chairman Emeritus. From 1977 to 1999, Mr. Conlisk was President of Conlisk Associates, a management-consulting firm serving high-technology companies in the United States and foreign countries. From 1991 to 1998, Mr. Conlisk served as a Director of Xetel Corporation, a contract manufacturer of electronic equipment. Mr. Conlisk was also President from 1984 to 1989, a Director from 1970, and Chairman from 1989 until retirement in June 1990, of Quantic Industries, Inc., a privately held manufacturer of electronic systems. From 1970 to 1973, and from 1987 to 1990, Mr. Conlisk served as a Director of the American Electronics Association. He holds a B.S. in Electrical Engineering from the University of California at Berkeley.

Executive Officers

Michael Class, age 48, joined the Company as Director of Western Area Sales in 1997. In January 1998, he was promoted to the position of Vice President, North American/European Sales and was promoted to Vice President, Worldwide Sales in July 1999. Mr. Class has over 25 years of experience in the semiconductor industry, including employment with IC Works, Inc. as Area Sales Manager for the Western U.S. and Canada. Prior to joining IC Works, Mr. Class held various sales management positions with Intel Corporation and VLSI from 1979 to 1995. He holds a B.S. in Electrical Engineering from Lehigh University and an M.B.A. from LaSalle University.

Mir Bahram Ghaderi, age 53, joined the Company in March 1995 as Director of Engineering, Startech Division, when the Company acquired Startech Semiconductor, Inc., where he served as Vice President of Engineering. He was promoted to Divisional Vice President of Engineering, Communications Division in September 2001, and to his current position as Vice President and General Manager, Network and Transmission Products Division, in April 2003. Prior to joining Startech in 1994, he was Director of Engineering, Modem/Clock Products, at Sierra Semiconductor, Inc. Dr. Ghaderi has 24 years of product development experience in the semiconductor industry and received a M.S.E.E. and Ph.D. in Electrical Engineering from the University of California at Los Angeles, as well as a M.S.E.E. from Tehran University.

Thomas R. Melendrez, age 52, joined the Company in April 1986 as Corporate Attorney. He was promoted to Director, Legal Affairs in July 1991, and again to Corporate Vice President, Legal Affairs in March 1993. In March 1996, Mr. Melendrez was promoted to Corporate Vice President, General Counsel. In June 2001, Mr. Melendrez was appointed Secretary of the Company. In April 2003, Mr. Melendrez assumed, in addition to his other duties, the responsibilities of Vice President, Business Development and in July 2005 was promoted to Senior Vice President, Business Development. Mr. Melendrez has over 25 years legal experience in the semiconductor and related industries. He received a B.A. from the University of Notre Dame, a J.D. from the University of San Francisco, and an M.B.A. from Pepperdine University.

Stephen W. Michael, age 58, joined Exar as Vice President New Market Development in September 1992. In July 1995, he was appointed Vice President Operations, and in May 2001, he was appointed to his current position of Vice President, Operations and Reliability & Quality Assurance. Mr. Michael has 30 years of semiconductor industry experience, most recently as Vice President and General Manager, Analog and Custom Products with Catalyst Semiconductor. Prior to joining Catalyst, he served in various senior positions at GE Semiconductor, Intersil, Fairchild and National Semiconductor. He holds a B.S. in Electrical Engineering from the University of California at Davis.

Board Committees and Meetings

During the fiscal year ended March 31, 2005, the Board of Directors held twelve meetings. The Board maintains an Audit Committee, a Compensation Committee, an Employee Option Administration Committee and a Corporate Governance and Nominating Committee. In addition, the Employee Option Administration Committee has delegated limited responsibilities to the Employee Option Administration Sub-Committee. The Board has determined that Messrs. Carrubba, Conlisk, McFarlane, Previte, Rodriguez and Werner are independent under the listing standards of the Nasdaq Stock Market.

The Audit Committee, serving under a written charter adopted by the Board of Directors, reviews financial reports, information and other disclosures submitted by the Company to any regulatory agency or disclosed to the public, reviews the Company’s system of internal controls regarding finance and accounting and the Company’s auditing, accounting and financial reporting processes. The Audit Committee’s primary duties and responsibilities are to: (i) serve as an independent and objective party to review the reliability and integrity of the Company’s financial reporting process and internal control system; (ii) select the independent accountants and review and appraise the independent accountants’ qualifications, independence and performance; and (iii) provide the Board with such information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board. The Audit Committee, which during the fiscal year ended March 31, 2005 was composed of Messrs. Carrubba, Conlisk, McFarlane, Previte and Werner (since September 2004), held eight meetings during such fiscal year. Mr. Previte serves as Chairman of the Audit Committee. The Board of Directors has determined that Mr. Previte is an audit committee financial expert (as currently defined under applicable SEC rules). All members of the Audit Committee are independent (as currently defined under the listing standards of the Nasdaq Stock Market).

The Compensation Committee, serving under a written charter adopted by the Board of Directors, assists the Board of Directors by reviewing, approving, modifying and administering the Company’s compensation plans, arrangements and programs. The Compensation Committee’s primary duties and responsibilities are to: (i) evaluate the performance of the Company’s President and CEO; (ii) review the performance of other Executive Officers; and (iii) review and approve or recommend to the Board compensation levels, policies and programs. The Compensation Committee, which during the fiscal year ended March 31, 2005 was composed of Messrs. Carrubba, McFarlane and Werner (since September 2004), held ten meetings during such fiscal year. Mr. Carrubba serves as Chairman of the Compensation Committee. All members of the Compensation Committee are independent (as currently defined under the listing standards of the Nasdaq Stock Market).

The Employee Option Administration Committee, serving under a written charter adopted by the Board of Directors, administers the Company’s employee stock option plans, including the granting of any options under those plans. The Employee Option Administration Committee, which during the fiscal year ended March 31, 2005 was composed of Messrs. Carrubba and Conlisk, held six meetings during such fiscal year. Mr. Conlisk serves as Chairman of the Employee Option Administration Committee. All members of the Employee Option Administration Committee are independent (as currently defined under the listing standards of the Nasdaq Stock Market). The Employee Option Administration Sub-Committee, composed of Mr. Ciffone (through September 2004), Mr. Gregorian (since March 2005) and Mr. Guire, held no meetings during such fiscal year. The Employee Option Administration Sub-Committee grants options within guidelines approved by the Employee Option Administration Committee to new employees, other than Company Section 16 insiders, as of the hire date in order to avoid option price fluctuations that might result if option grants are authorized subsequent to the hire date.

The Corporate Governance and Nominating Committee, serving under a written charter adopted by the Board of Directors, adopts and ensures compliance with ethical principles and governance standards applicable to the Company’s Directors and Executive Officers to ensure corporate integrity and responsibility. In the absence of Board of Directors action, the Corporate Governance and Nominating Committee interviews, evaluates, nominates and recommends individuals for membership on the Company’s Board of Directors and committees thereof. The Corporate Governance and Nominating Committee, which during the fiscal year ended March 31, 2005 was composed of Messrs. Conlisk and Previte, held five meetings during such fiscal year. Mr. Conlisk serves as Chairman of the Corporate Governance and Nominating Committee. All members of the Corporate Governance and Nominating Committee are independent (as currently defined under the listing standards of the Nasdaq Stock Market).

The Corporate Governance and Nominating Committee will consider recommendations for candidates to the Board of Directors from Stockholders holding no less than 5% of the outstanding shares of the Company’s voting securities continuously for at least 12 months prior to the date of the submission of the recommendation for nomination. If the Corporate Governance and Nominating Committee wishes to identify new independent director candidates for Board membership, it is authorized to retain, and to approve the fees of, third party executive search firms to help identify prospective director nominees. A Stockholder that desires to recommend a candidate for election to the Board of Directors shall direct the recommendation in writing to Exar Corporation, attention Corporate Secretary, 48720 Kato Road, Fremont, CA 94538, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years and evidence of the nominating person’s ownership of Company stock, a statement from the recommending Stockholder in support of the candidate, references, particularly within the context of the criteria for Board membership, including issues of character, diversity, skills, judgment, age, independence, industry experience, expertise, corporate experience, length of service, other commitments and the like, and a written indication by the candidate of her/his willingness to serve, if elected. The Corporate Governance and Nominating Committee has not formally adopted any specific, minimum qualifications that must be met by each candidate for the Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. The Corporate Governance and Nominating Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have or have had experience in positions with a high degree of responsibility, (iv) are or were leaders in the companies or institutions with which they are or were affiliated, (v) have qualifications that will increase overall Board effectiveness and (vi) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members. In order to identify and evaluate nominees for director, the Corporate Governance and Nominating Committee regularly reviews the current composition and size of the Board of Directors, reviews qualifications of nominees, evaluates the performance of the Board of Directors as a whole, evaluates the performance and qualifications of individual members of the Board of Directors eligible for re-election at the annual meeting of Stockholders, considers such factors as character; diversity; skills; judgment; age; independence; industry experience; expertise; corporate experience; length of service; other commitments and the like; and the general needs of the Board, including applicable independence requirements. The Corporate Governance and Nominating Committee considers each individual candidate in the context of the current perceived needs of the

Board of Directors as a whole. The Corporate Governance and Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

During the fiscal year ended March 31, 2005, each Board member attended at least 75% or more of the aggregate of the meetings of the Board and of the Committees on which he served that were held during the period for which he was a Director or Committee member, respectively.

The charters for each of the above Committees, the Company’s Corporate Governance Principles, Code of Ethics for Principal Executives, Executive Management and Senior Financial Officers, Code of Business Conduct and Ethics, and information concerning direct communication with non-employee Directors are posted on the Company’s web site at: www.exar.com.

The Company encourages all incumbent Directors and nominees for election as Director to attend the Annual Meeting. All of the Company’s Directors then in office attended the Annual Meeting in September 2004.

Stockholder Communications with the Board

A Stockholder that desires to communicate directly with the Board of Directors or one or more of its members concerning the affairs of the Company shall direct the communication in written correspondence by letter to Exar Corporation, attention Corporate Secretary, at the Company’s offices at 48720 Kato Road, Fremont, CA 94538. If such communication is intended for some but not all of the members of the Board of Directors, the intended recipients shall be clearly indicated in bold type at the beginning of the letter. Alternatively, a Stockholder may communicate with the non-employee members of the Board via the Company’s Internet website at: www.exar.com.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of September 7, 2005:

•	each Stockholder who is known by the Company to own beneficially more than 5% of the Company’s Common Stock;

•	each of the Company’s President and Chief Executive Officer and the Company’s other four most highly compensated Executive Officers as of March 31, 2005;

•	each of the Company’s Non-Employee Directors and the Director nominee; and

•	all of the Company’s Non-Employee Directors and Executive Officers as a group.

Unless otherwise indicated, to the Company’s knowledge, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law. Beneficial ownership is determined in accordance with the rules of the SEC. Applicable percentage ownership is based on 35,140,127 shares of Common Stock outstanding as of September 7, 2005. In computing the number and percentage of shares beneficially owned by a person, shares of Common Stock subject to options currently exercisable, or exercisable within sixty (60) days of September 7, 2005, are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

	Beneficial Ownership(1)
Beneficial Owner	Number Of Shares	Percent Of Total
Royce and Associates, LLC(2) 1414 Avenue of Americas New York, NY 10019	4,406,250	12.54%
Franklin Advisers, Inc(3) 1 Franklin Pkwy San Mateo, CA 94403	4,293,293	12.22%
T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, MD 21202	3,195,000	9.09%
Westfield Capital Management Company LLC(5) One Financial Center Boston, MA 02111	2,815,944	8.01%
Dimensional Fund Advisors, Inc(6) 1299 Ocean Ave, 11th Floor Santa Monica, CA 90401	2,798,083	7.96%
Donald L. Ciffone, Jr.(7)	1,560,519	4.25%
Roubik Gregorian(7)	851,141	2.38%
Ronald W. Guire(7)	514,332	1.44%
Raimon L. Conlisk(7)	219,454	*
Frank P. Carrubba(7)	204,474	*
Mir B. Ghaderi(7)	177,816	*
Richard H. Koppes	0	—
Richard Previte(7)	167,402	*
Thomas R. Melendrez(7)	164,941	*
John S. McFarlane(7)	22,324	*
Oscar Rodriguez	0	—
Thomas H. Werner(7)	18,000	*
All Executive Officers and Non-Employee Directors as a group (14 persons)(8)	4,392,687	12.50%

*	Represents beneficial ownership of less than one percent of the Common Stock.

(1)	This table is based on information supplied by the Executive Officers, Directors, Director nominees and principal stockholders and Schedules 13G and 13G(A) filed with the SEC. The Company conducted a modified Dutch Auction self-tender offer, which expired on August 23, 2005. If a Stockholder tendered shares of Company Common Stock in such self-tender offer, then the number of shares beneficially owned by such Stockholder may be less than the number disclosed in this table.

(2)	Based on Schedule 13G filed with the SEC on February 3, 2005. Royce and Associates, LLC has sole voting power and sole dispositive power with respect to 4,406,250 shares.

(3)	Based on Schedule 13G filed with the SEC on January 11, 2005. Franklin Advisors, Inc. has sole voting power and sole dispositive power with respect to 2,818,100 shares. Franklin Templeton Portfolio Advisors, Inc. has sole voting power and sole dispositive power with respect to 1,475,193 shares.

(4)	Based on Schedule 13G filed with the SEC on February 14, 2005. T. Rowe Price Associates, Inc. has sole voting power with respect to 1,082,200 shares and sole dispositive power with respect to 3,195,000 shares.

(5)	Based on Schedule 13G filed with the SEC on March 4, 2005. Westfield Capital Management has sole voting power with respect to 2,495,044 shares and sole dispositive power with respect to 2,815,944 shares.

(6)	Based on Schedule 13G filed with the SEC on February 10, 2005. Dimensional fund Advisors, Inc. has sole voting power and sole dispositive power with respect to 2,798,083 shares.

(7)	Includes shares which certain directors and executive officers have the right to acquire within sixty (60) days after September 7, 2005, pursuant to outstanding options as follows: Donald L. Ciffone, Jr., 16,667 shares; Roubik Gregorian, 33,334 shares; Ronald W. Guire, 14,000 shares; Thomas R. Melendrez, 10,000 shares; Mir B. Ghaderi, 14,000 shares; Raimon L. Conlisk, 1,875 shares; Frank P. Carrubba, 1,875 shares; Richard Previte, 1,875 shares.

(8)	Includes 116,376 shares issuable upon exercise of outstanding options exercisable within 60 days after September 7, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Directors and Executive Officers, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, Directors and greater than ten percent (10%) Stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

In 2005, Raimon L. Conlisk filed on a late basis one Form 4 for two transactions. Other than as set forth above, to the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended March 31, 2005, all of the Company’s Executive Officers, Non-Employee Directors and greater than ten percent (10%) Stockholders complied with applicable Section 16(a) filing requirements.

DIRECTOR AND EXECUTIVE COMPENSATION

Compensation of Non-Employee Directors

Fees.    The Company pays an annual fee to each of its non-employee directors for their services as directors. The Company pays Frank P. Carrubba an annual fee totaling $50,000 for his services as a director and Chairman of the Compensation Committee of the Board. The Company pays Raimon L. Conlisk an annual fee totaling $60,000 for his services as a director and Vice Chairman of the Board. The Company pays John S. McFarlane an annual fee totaling $40,000 for his services as a director. The Company pays Richard Previte an annual fee totaling $50,000 for his services as a director and Chairman of the Audit Committee. The Company pays Thomas H. Werner an annual fee totaling $40,000 for his services as a director. The Company pays Oscar Rodriguez an annual fee totaling $40,000 for his services as a director. If Mr. Koppes is elected to the Board, the Company will pay him an annual fee totaling $40,000 for his services as a director. The Company pays Donald L. Ciffone, Jr.’s compensation for his services as Chairman of the Board in accordance with the agreements that the Company currently has in place with Mr. Ciffone, as described below in the Section entitled “Director and Executive Compensation-Compensation of Executive Officers-Change of Control and Employment Arrangements”. In addition, the Company reimburses all directors for certain expenses incurred in connection with their services as directors in accordance with Company policy.

Nonqualified Stock Options.    Non-employee directors receive periodic non-discretionary grants of nonqualified stock options to purchase shares of Common Stock of the Company under the 1996 Non-Employee Directors’ Stock Option Plan, as amended (the “1996 Directors’ Stock Option Plan”). The 1996 Directors’ Stock Option Plan provides that upon initial election to the Board, each non-employee director is granted an option to purchase 54,000 shares of Common Stock and is automatically granted an option to purchase 22,500 additional shares on the date of each subsequent Annual Meeting following the initial grant. On April 13, 2000, the Board amended the 1996 Directors’ Stock Option Plan to provide that the annual grant to the Chairman of the Board be increased to twice the annual grant issued to each other non-employee director. Subsequently, the Board limited the Chairman’s annual grant to a non-employee chairman upon Mr. Ciffone’s being elected Chairman of the Board.

Initial option grants vest annually over a period of three (3) years. Annual options granted prior to September 11, 1998 vest in four (4) equal annual installments with the first installment exercisable on the first anniversary of the date of the option grant. Annual options granted on or after September 11, 1998 vest monthly in equal installments over a period of twelve (12) months from the date of grant. The maximum term of options granted under the 1996 Directors’ Stock Option Plan is seven (7) years. Prior to the adoption of the 1996 Directors’ Stock Option Plan, non-employee directors received options under the 1991 Non-Employee Directors’ Stock Option Plan (the “1991 Directors’ Plan”) which was terminated as to future grants on May 31, 1996. At March 31, 2005, there were no options to purchase shares of Common Stock outstanding under the 1991 Directors’ Plan. During fiscal 2005, options to purchase 128,206 shares of Common Stock were granted under the 1996 Directors’ Stock Option Plan to the Company’s non-employee directors at an average exercise price of $12.8354 per share. The exercise price of such options was equal to the fair market value of the Company’s Common Stock on the date of grant (except for those options granted pursuant to a fee deferral election, described below). During fiscal 2005, non-employee directors exercised options to purchase 22,500 shares under the 1996 Directors’ Stock Option Plan for a net value realized of $145,180.

Prior to its amendment, the 1996 Directors’ Stock Option Plan permitted non-employee directors to elect to have a portion of their fees for their services as directors reduced each year in return for options to purchase shares of the Company’s Common Stock at an aggregate discount from the then current fair market value equal to the salary reduction amount. For calendar year 2004, Mr. McFarlane elected to have 50% of his annual director’s fee deferred and Mr. Conlisk elected to have 50% of his annual director’s fee deferred. Recently enacted Internal Revenue Code (“Code”) Section 409A imposes new requirements on arrangements allowing for the deferral of compensation. In order to avoid the imposition of additional taxes under Code Section 409A, on June 13, 2005 the Board approved the amendment of the 1996 Directors’ Stock Option Plan (as well as the Company’s 1997 Equity Incentive Plan and the 2000 Equity Incentive Plan) to eliminate the compensation deferral provision, effective June 13, 2005. At the same time, as permitted by Code Section 409A, the Board approved the cancellation of deferral elections for the 2005 calendar year for Mr. McFarlane and Mr. Conlisk and also the cancellation of the stock options granted to such directors with respect to those deferrals. Both directors consented in writing to the terms of the deferral and option cancellation.

Compensation of Executive Officers

SUMMARY COMPENSATION TABLE

The following table shows for the fiscal years ended March 31, 2005, 2004 and 2003 compensation awarded or paid to, or earned by, the Company’s President and CEO, and its other four most highly compensated Executive Officers at March 31, 2005 (the “Named Executive Officers”):

	Long-Term Compensation Awards
Name and Principal Position	Year	Annual Compensation(1)		Restricted Stock ($)		Securities Underlying Options (#)	All Other Compensation ($)(5)
		Salary ($)(4)	Bonus ($)
Donald L. Ciffone, Jr.(2) Chairman of the Board	2005 2004 2003	751,365 611,559 616,290	— — —	— — —		100,000 200,000 137,500	35,125 46,500 38,125	(6) (7)

Roubik Gregorian(3) Chief Executive Officer, President and Director	2005 2004 2003	411,571 364,443 319,678	— — —	405,597 — —	(8)	300,000 110,000 192,000	12,875 18,750 10,500	(9)

Ronald W. Guire Executive Vice President, Chief Financial Officer, Assistant Secretary and Director	2005 2004 2003	300,817 282,548 282,022	— — —	— — —		56,000 40,000 66,000	11,125 16,000 11,125	(10)

Thomas R. Melendrez General Counsel, Secretary and Senior Vice President Business Development	2005 2004 2003	237,694 226,482 216,618	— — —	— — —		40,000 40,000 34,000	8,125 11,200 8,125	(11)

Mir B. Ghaderi Vice President/General Manager, Network and Transmissions Division	2005 2004 2003	239,790 234,776 198,428	— — —	— — —		56,000 70,000 40,458	8,125 10,000 2,750	(12)

(1)	As permitted by rules promulgated by the SEC, no amounts are shown for “prerequisites” as such amounts for each Named Executive Officers do not exceed the lesser of 10% of the sum of such executive’s salary plus bonus or $50,000.

(2)	Mr. Ciffone served as Chief Executive Officer and President until September 2004. He remained an employee of the Company until March 31, 2005.

(3)	Mr. Gregorian served as Chief Operating Officer until September 2004. He was acting Chief Executive Officer and President from September 2004 until February 2005 at which time he became President and Chief Executive Officer.

(4)	Includes amounts relating to Company-paid life insurance benefits.

(5)	Includes matching contributions made by the Company on behalf of each executive officer to the Exar Corporation Savings Plan (“401(k) Plan”): for fiscal year 2005: Mr. Ciffone—$2,125, Mr. Gregorian—$2,125, Mr. Guire—$2,125, Mr. Melendrez—$2,125 and Mr. Ghaderi—$2,125; for fiscal year 2004: Mr. Ciffone—$3,000, Mr. Gregorian—$3,000, Mr. Guire—$3,000, Mr. Melendrez—$3,000 and Mr. Ghaderi—$3,000; for fiscal year 2003: Mr. Ciffone—$2,125, Mr. Gregorian—$2,125, Mr. Guire—$2,125, Mr. Melendrez—$2,125 and Mr. Ghaderi—$2,125.

Includes auto allowances as follows: for fiscal year 2005: Mr. Ciffone—$33,000, Mr. Gregorian—$9,000, Mr. Guire—$9,000, Mr. Melendrez—$6,000 and Mr. Ghaderi—$6,000; for fiscal year 2004: Mr. Ciffone—$36,000, Mr. Gregorian—$9,000, Mr. Guire—$9,000, Mr. Melendrez—$6,000 and Mr. Ghaderi—$6,000; for fiscal year 2003: Mr. Ciffone—$36,000, Mr. Gregorian—$6,000, Mr. Guire—$9,000, Mr. Melendrez—$6,000 and Mr. Ghaderi—$0.

Includes bonuses for fiscal year 2004: Mr. Ciffone—$7,500, Mr. Gregorian—$6,000, Mr. Guire—$4,000, Mr. Melendrez—$2,200 and Mr. Ghaderi—$1,000.

Includes patent awards made by the Company on behalf to each of the following executive officer: for fiscal year 2005: Mr. Gregorian—$1,750; for fiscal year 2004: Mr. Gregorian—$750; for fiscal year 2003: Mr. Gregorian—$2,375, and Mr. Ghaderi—$625.

(6)	Compensation represents payments made by the Company to Mr. Ciffone through March 31, 2005.

(7)	Includes amounts relating to the voluntary cancellation of options to purchase 150,000 shares of Common Stock.

(8)	Based on a grant of 30,000 shares of restricted stock on March 24, 2005 at a purchase price of $0.0001, which was valued at $13.52 per share based on the closing market price of the Company’s Common Stock on the date of grant.

(9)	Includes amounts relating to the voluntary cancellation of options to purchase 120,000 shares of Common Stock ($0.05 per share).

(10)	Includes amounts relating to the voluntary cancellation of options to purchase 80,000 shares of Common Stock ($0.05 per share).

(11)	Includes amounts relating to the voluntarily cancellation of options to purchase 44,000 shares of Common Stock ($0.05 per share).

(12)	Includes amounts relating to the voluntary cancellation of options to purchase 20,000 shares of Common Stock ($0.05 per share).

OPTION GRANTS IN LAST FISCAL YEAR

In fiscal 2005, the Company granted nonqualified stock options to its Named Executive Officers under the 2000 Equity Incentive Plan, as amended and restated (the “2000 Plan”). The following tables show for the fiscal year ended March 31, 2005 certain information regarding options granted to, exercised by, and held at year-end by, the Named Executive Officers:

	Number Of Securities Underlying Options Granted(1)	% of Total Options Granted To Employees In Fiscal Year(2)	Exercise Price ($/Sh)(3)	Expiration Date	Potential Realizable Value At Assumed Annual Rate of Stock Price Appreciation For Option Term(4)
					5% ($)	10% ($)
Donald L. Ciffone, Jr.	100,000	5.97	$17.79	04/19/11	724,028	1,687,293

Roubik Gregorian	26,064	1.56	$15.35	10/04/11	162,821	379,441
	200,000	11.94	$13.52	03/24/12	1,100,800	2,565,331
	73,936	4.41	$15.35	10/04/11	461,875	1,076,365

	300,000	17.91			1,725,496	4,021,137

Ronald W. Guire	26,064	1.56	$15.35	10/04/11	162,821	379,441
	29,936	1.79	$15.35	10/04/11	187,009	435,810

	56,000	3.34			349,830	815,251

Thomas R. Melendrez	26,064	1.56	$15.35	10/04/11	162,821	379,441
	13,936	0.83	$15.35	10/04/11	87,058	202,881

	40,000	2.39			249,879	582,322

Mir B. Ghaderi	26,064	1.56	$15.35	10/04/11	162,821	379,441
	29,936	1.79	$15.35	10/04/11	187,009	435,810

	56,000	3.34			349,830	815,251

(1)	Options generally vest 25% per year on the anniversary date of the grant.

(2)	Based on options to purchase as aggregate of 1,675,320 shares of the Company’s Common Stock granted to employees of the Company in fiscal 2005, including the Named Executive Officers.

(3)	The exercise price of the options was equal to the fair market value of the Company’s Common Stock on the date of the grant.

(4)	The potential realizable value is based on the term of the options at the time of the grant (which is generally seven years). The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised and sold on the last day of its term at the appreciated price. These amounts represent certain assumed rates of appreciation, in accordance with rules of the SEC, and do not reflect the Company’s estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company’s Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all Stockholders.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

Name	Number Of Shares Acquired On Exercise	Value Realized(1) ($)	Number Of Securities Underlying Unexercised Options At FY-End		Value Of Unexercised In-The Money Options At FY-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Donald L. Ciffone, Jr.	—	—	1,484,304	144,444	229,868	44,417
Roubik Gregorian	131,516	1,078,603	478,980	512,500	123,762	404,247
Ronald W. Guire	—	—	499,498	120,000	666,253	—
Thomas R. Melendrez	40,600	231,829	159,998	88,000	372,865	225
Mir B. Ghaderi	12,500	133,072	138,548	134,000	129,864	12,900

(1)	Represents the fair market value of the Company’s Common Stock on the date of the exercise (based on the closing sales price reported on the Nasdaq National Market or the actual sales price if the shares were sold by the optionee simultaneously with the exercise) less the exercise price, without taking into account any taxes that may be payable in connection with the transaction.

(2)	Represents the fair market value of the Company’s Common Stock at March 31, 2005 of $13.40 less the exercise price of the options.

EQUITY COMPENSATION PLAN SUMMARY

Plan	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options As Of March 31, 2005	Weighted-average Exercise Price Of Outstanding Options ($)	Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans As Of March 31, 2005
Equity compensation plans approved by Stockholders(1)	4,061,980	17.24	2,948,134
Equity compensation plans not approved by Stockholders(2)	5,159,752	18.83	447,860

Totals	9,221,732		3,395,994

(1)	Includes the 1996 Directors’ Stock Option Plan (options to purchase 128,206 shares with a weighted average exercise price per share of $13.33) and the 1997 Equity Incentive Plan (options to purchase 573,000 shares with a weighted average exercise price per share of $14.61).

(2)	Consists of the 2000 Equity Incentive Plan (the “2000 Plan”). In September 2000, the Board of Directors approved the 2000 Plan. The 2000 Plan is administered by our Board or a committee of the Board (“Committee”) and provides for the grant of non-statutory options, stock bonuses, rights to purchase restricted stock, or a combination of the foregoing (collectively “Stock Awards”) to employees and consultants in our service or in the service of our affiliates. There are 5,700,000 shares of the Company’s Common Stock reserved under the 2000 Plan, and 318,461 shares remain available for future issuance thereunder as of May 31, 2005.

Options are granted with an exercise price not less than the fair market value of the Company’s Common Stock on the date of grant. The Board or Committee determines when options granted under the 2000 Plan may be exercised. The 2000 Plan provides that vested options may generally be exercised for (a) three (3) months after termination of service other than due to death or disability, (b) twelve (12) months after termination of service as a result of disability, or (c) eighteen (18) months after termination of service as a result of death. The 2000 Plan permits options to be exercised with cash, other shares of the Company’s Common Stock, or any other form of legal consideration acceptable to the Board or Committee. Prior to June 13, 2005, the Board or Committee had the ability to select employees to participate in a program that allowed them to make an irrevocable election to apply a portion of their base salary (minimum of $5,000 and a maximum of $50,000) to the acquisition of an option to purchase shares of the Company’s Common Stock. Recently enacted Internal Revenue Code (the “Code”) Section 409A imposes new requirements on arrangements allowing for the deferral of compensation. In order to avoid the imposition of additional taxes under the Code Section 409A, on June 13, 2005 the Board approved the amendment to the 2000 Plan to eliminate the compensation deferral provision, effective June 13, 2005.

The Board or Committee determines the purchase price of restricted stock as well as the permissible form of consideration to be paid for such stock. The Board or Committee may award eligible participants stock pursuant to a stock bonus agreement in consideration for past services actually rendered to the Company or for the Company’s benefit. Shares of the Company’s Common Stock sold or awarded under the 2000 Plan may be subject to a repurchase option in the Company’s favor, which will lapse at such times as the Board or Committee may determine. The Company may exercise such repurchase option for any or all the unvested shares held by the purchaser upon his or her termination of service with the Company.

In the event of (i) a dissolution or liquidation, (ii) a merger or consolidation in which we are not the surviving corporation, (iii) a reverse merger in which we are the surviving corporation, but the shares of the Company’s Common Stock outstanding immediately preceding the merger are converted into other property, or (iv) any other capital reorganization in which more than 50% of the Company’s shares entitled to vote are exchanged, excluding in each case a capital reorganization in which the purpose is to change the state of the Company’s incorporation, the 2000 Plan provides that each outstanding Stock Award will fully vest and become exercisable for a period of at least ten (10) days. Outstanding Stock Awards that are not exercised prior to the occurrence of any of the listed events will terminate on the date of such event, unless the successor corporation assumes such awards.

Change of Control and Employment Arrangements

Change of Control Severance Benefit Plan

On June 24, 1999, the Board of Directors adopted the Executive Officers’ Change of Control Severance Benefit Plan (the “Severance Plan”). The following individuals are eligible to receive benefits under the Severance Plan: Group I, consisting of Michael J. Class, Roubik Gregorian and Ronald W. Guire; and Group II, consisting of Thomas R. Melendrez, Stephen W. Michael, and Mir B. Ghaderi. The Board of Directors or the Compensation Committee may, in their sole discretion, designate additional employees as eligible to receive benefits under the Severance Plan. The Severance Plan provides that an eligible employee will receive benefits if the employee’s employment is involuntarily terminated without “cause” or if the employee voluntarily terminates his or her employment for “good reason,” in either case within thirteen (13) months following the effective date of a change of control of the Company. Employees in Group I will receive a lump sum payment equal to two (2) times the employee’s annual base salary. Employees in Group II will receive a lump sum payment equal to the greater of (a) one year’s base salary, or (b) one month’s base salary for each complete year of service the employee has provided to the Company, up to a maximum of two (2) times the employee’s annual base salary. In order to receive benefits under the Severance Plan, an employee must execute a release of all claims that the employee may have against the Company and its successors and assigns.

Agreement with President and Chief Executive Officer

On August 2, 2005, the Company and Roubik Gregorian entered into an Executive Employment Agreement (the “Employment Agreement”) setting forth the compensation to be provided to Mr. Gregorian in return for his service to the Company as President and Chief Executive Officer.

The Employment Agreement provides for an annual base salary of $450,000, effective as of February 16, 2005, and provides that Mr. Gregorian is eligible to receive an annual target incentive compensation payment for each fiscal year, as determined by the Compensation Committee of the Company’s Board of Directors.

On March 24, 2005, the Compensation Committee approved the grant to Mr. Gregorian of an option to purchase two hundred thousand (200,000) shares of Company common stock under the Company’s 1997 Equity Incentive Plan with an exercise price equal to $13.52, which was the last quoted per share selling price for the Company’s common stock on the Nasdaq National Market on March 24, 2005. The shares subject to such option vest and become exercisable in forty-eight (48) equal monthly installments, beginning on April 24, 2005. Such vesting is subject to Mr. Gregorian’s continuing to render services to the Company through each vesting date. The option expires on the date that is the earlier of seven (7) years from the date of grant or three (3) months following the termination of Mr. Gregorian’s service to the Company. On March 24, 2005, the Compensation Committee also approved the grant to Mr. Gregorian of 30,000 shares of restricted stock under the Stock Bonus provisions found in Section 6 of the Company’s 1997 Equity Incentive Plan, which stock has a purchase price of $0.0001. The Company and Mr. Gregorian entered into a Grant of Restricted Stock Purchase Right agreement (the “Restricted Stock Agreement”), date March 24, 2005, to memorialize the terms of such stock purchase right. Pursuant to the Restricted Stock Agreement, at such time Mr. Gregorian ceases to be service provider, the Company has the right to repurchase any shares that are no longer subject to the Company’s repurchase option. The repurchase option lapses as to one-third (1/3) of the shares each year, beginning on March 24, 2006. The Employment Agreement references both such option grant and restricted stock grant and provides that Mr. Gregorian is eligible to receive additional options to purchase Common Stock and other equity incentive awards.

The Employment Agreement also provides that Mr. Gregorian shall to be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are provided by the Company to its executive employees generally, including health, disability, life and accidental death insurance coverage. In addition, Mr. Gregorian is entitled to receive the following benefits while employed under the terms of the Employment Agreement:

(a) Mr. Gregorian is eligible to accrue up to twenty-two (22) paid vacation days per year (plus paid holidays), which number of days will increase based on the established graduated scale to the maximum of twenty-five (25) days as his seniority in the Company increases;

(b) the Company will provide Mr. Gregorian with additional life insurance coverage pursuant to a term life insurance policy in an amount equal to one million dollars ($1,000,000);

(c) the Company will provide Mr. Gregorian with a monthly automobile allowance equal to two thousand dollars ($2,000);

(d) the Company, pursuant to the terms and conditions of the Company’s Executive Health Plan, will reimburse Mr. Gregorian up to five thousand dollars ($5,000) for each fiscal year for the documented cost of covered medical expenses, without the need for any contribution by Mr. Gregorian; and

(e) the Company will reimburse Mr. Gregorian up to five thousand dollars ($5,000) per year for costs incurred by Mr. Gregorian for obtaining professional services, including but not limited to, legal, tax planning, accounting and investment services.

In the event Mr. Gregorian’s employment is terminated by the Company without cause (as defined in the Employment Agreement) or Mr. Gregorian resigns for good reason (as defined in the Employment Agreement) more than two months before or more than twelve months after a change of control (as defined in the Employment Agreement), Mr. Gregorian will receive the following severance benefits, subject to the execution by Mr. Gregorian of a general release of claims in favor of the Company: (i) a lump sum payment equal to two times his annual base salary, and (ii) continued payment by the Company of group health continuation coverage premiums for Mr. Gregorian and his eligible dependents under COBRA through the lesser of (A) twenty four months or (B) the maximum period of time the Company is required to provide health continuation coverage under COBRA.

In the event Mr. Gregorian’s employment is terminated by the Company without cause or Mr. Gregorian resigns for good reason within two months prior through twelve months following a change of control, Mr. Gregorian will receive the following severance benefits, subject to the execution by Mr. Gregorian of a general release of claims in favor of the Company: (i) a lump sum payment equal to two times his annual base salary, (ii) full acceleration of the vesting of the stock option and restricted stock referenced in the Agreement, and (iii) continued payment by the Company of group health continuation coverage premiums for Mr. Gregorian and his eligible dependents under COBRA through the lesser of (A) twenty four months or (B) the maximum period of time the Company is required to provide health continuation coverage under COBRA.

The Employment Agreement provides that, subject to the execution by Mr. Gregorian of a general release of claims in favor of the Company, in the event that Mr. Gregorian’s employment is terminated by the Company without cause or Mr. Gregorian resigns for good reason, Mr. Gregorian agrees to be available to the Company for a period of three months to help transition his duties and responsibilities to his successor. Mr. Gregorian will be paid $1,000 per month for such services and his equity awards will continue to vest during such period.

The Employment Agreement has a term of three years, however, Mr. Gregorian’s employment is at-will and both the Company and Mr. Gregorian have the right to terminate Mr. Gregorian’s employment with the Company at any time and for any reason. In the event of a change of control that occurs during the term of the Employment Agreement while Mr. Gregorian continues to remain employed under the Employment Agreement, the term of the Employment Agreement will extend through the later of (i) the one year anniversary of the change of control or (ii) the three year anniversary of the effective date of the Employment Agreement.

The Employment Agreement provides that while Mr. Gregorian is employed by the Company and for one year following the date of the termination of his employment, Mr. Gregorian agrees not to solicit or attempt to solicit any employee of the Company to terminate such employee’s employment.

Agreement with Donald L. Ciffone, Jr.

On October 28, 2004, the Company and Mr. Ciffone entered into an amended and restated Executive Employment Agreement. On such date, the Company and Mr. Ciffone also entered into the Part-Time Employment Agreement, which is attached as Exhibit A-1 to the Executive Employment Agreement. Such agreements set forth the compensation provided to Mr. Ciffone in return for his continued services to the Company following his retirement as President and Chief Executive Officer on September 9, 2004. The Part-Time Employment Agreement provided that, effective September 9, 2004, Mr. Ciffone shall provide certain services to the Company and the Company shall provide Mr. Ciffone with the same salary ($665,000 per year) and certain benefits that Mr. Ciffone was entitled to under the terms of the Executive Employment Agreement while he was serving as the Company’s President and Chief Executive Officer. Such benefits include: (i) life insurance coverage in the amount of $1,000,000, medical expense reimbursement of up to $10,000 each fiscal year, four (4) weeks paid vacation, professional services reimbursement of $10,000 each fiscal year, and a monthly auto allowance of $3,000, in addition to the standard Company benefits that are provided by the Company to its executive employees generally; and (ii) certain severance benefits, including upon termination within thirteen (13) months of a change in control. During the term of the Part-Time Employment Agreement and for one year following the date on which Mr. Ciffone’s services under such agreement terminated, Mr. Ciffone may not solicit or attempt to solicit any employee of the Company to terminate such employee’s employment in order to become an employee of or a consultant or independent contractor to or for any other person or entity. The agreement also provided that Mr. Ciffone shall not (except for certain limited exceptions as set forth in the agreement), directly or indirectly, engage in, become financially interested in, be employed by or have any business connection with any other person or entity that competes directly with the Company. The Part-Time Employment Agreement terminated March 31, 2005.

On October 28, 2004, the Company and Mr. Ciffone entered into an Agreement Regarding Ongoing Services As Chairman Of The Board. Such agreement sets forth certain benefits to be provided to Mr. Ciffone during his service as the non-employee Chairman of the Board. Such agreement provides that for so long as Mr. Ciffone serves as Chairman of the Board, Mr. Ciffone shall be eligible under the terms and conditions of the Company’s medical, vision and dental benefit plans; provided, that Mr. Ciffone is not employed by the Company pursuant to the Second Part-Time Employment Agreement (described below) or any other company providing or offering to Mr. Ciffone substantially similar benefits. Mr. Ciffone is obligated to pay fifty percent (50%) of the premiums associated with such benefits. Pursuant to the agreement, on April 1, 2005, Mr. Ciffone was granted an option to purchase 54,000 shares of the Company’s Common Stock under to the Company’s 1997 Equity Incentive Plan. Such option has substantially the same terms (e.g., vesting, term, etc.) as the initial stock option grants made pursuant to Section 5(a) of the 1996 Directors’ Stock Option Plan and was made in lieu of the initial stock option grant to which Mr. Ciffone might be entitled pursuant to Section 5(a) of the 1996 Directors’ Stock Option Plan in the future. The agreement terminates upon the termination of Mr. Ciffone’s services as Chairman of the Board of Directors or the date of the Company’s 2007 Annual Meeting of Stockholders, whichever shall first occur.

The Executive Employment Agreement also provides that if Mr. Ciffone’s services as Chairman of the Board terminate prior to the Company’s 2007 Annual Meeting of Stockholders, then, at Mr. Ciffone’s option, either (a) Mr. Ciffone shall continue to serve as a director of the Company until the expiration of his term, or (b) Mr. Ciffone shall immediately resign from the Board of Directors and Mr. Ciffone’s services under the Second Part-Time Employment Agreement (which is attached as Exhibit A-2 to the Executive Employment Agreement) shall commence as of such termination date; provided, however, that Mr. Ciffone’s services under the Second Part-Time Employment Agreement shall not commence if his services as Chairman of the Board shall have been terminated by the Company for cause (as defined in the Executive Employment Agreement) or by Mr. Ciffone

for any reason or on account of his death or disability. The Second Part-Time Employment Agreement provides that Mr. Ciffone (i) will devote up to eight (8) hours per week to the Company, (ii) will receive $10,000 per month as compensation for such services, (iii) will be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are provided by the Company to its executive employees generally, including health, disability, life and accidental death insurance coverage and (iv) will be provided with additional life insurance coverage pursuant to a term life insurance policy with a benefit amount equal to $1,000,000, provided that Mr. Ciffone will be obligated to pay the premiums on such policy. The Second Part-Time Employment Agreement continues until the Company’s 2007 Annual Meeting of Stockholders (unless terminated earlier or the parties agree in writing to extend the term). During the term of the Second Part-Time Employment Agreement and for one year following the date on which Mr. Ciffone’s services under such agreement terminate, Mr. Ciffone may not solicit or attempt to solicit any employee of the Company to terminate such employee’s employment in order to become an employee of or a consultant or independent contractor to or for any other person or entity. The agreement also provides that, during the term of the agreement, Mr. Ciffone shall not (except for certain limited exceptions as set forth in the agreement), directly or indirectly, engage in, become financially interested in, be employed by or have any business connection with any other person or entity that competes directly with the Company.

2006 Executive Incentive Compensation Program

On July 12, 2005, the Compensation Committee approved the Fiscal Year 2006 Executive Incentive Compensation Program (the “Executive Compensation Program”). The purpose of the Executive Compensation Program is to provide incentives to eligible executives for surpassing established revenue and operating income goals derived from the Company’s fiscal year 2006 financial plan. The following executives are currently eligible participants under the Executive Compensation Program: Roubik Gregorian, Ronald W. Guire, Michael J. Class, Mir Bahram Ghaderi, Stephen W. Michael and Thomas Melendrez. The bonus pool payable under the Executive Compensation Program is funded upon achievement of certain revenue and operating income goals and the size of the bonus pool is the sum of the 2006 fiscal year annual base salary of the participants times their respective target award percentages. The Compensation Committee has set such target award percentages between 40-50% of a participant’s base salary. A participant’s payout is determined using the formula set forth in the Executive Compensation Program which is based on such participant’s 2006 fiscal year annual base salary, individual target award percentage, actual corporate revenue and operating income results and personal performance factors. The Company has the right to modify or cancel at any time the Executive Compensation Program.

REPORT OF THE COMPENSATION COMMITTEE AND OF THE

EMPLOYEE OPTION ADMINISTRATION COMMITTEE

OF THE BOARD OF DIRECTORS 1

During fiscal 2005, the Compensation Committee of the Board of Directors (the “Compensation Committee”) consisted of Messrs. Carrubba, McFarlane and Werner (since September 2004), none of whom is an officer or an employee of the Company. Mr. Carrubba serves as Chairman of the Compensation Committee. The Compensation Committee evaluates the performance of the Company’s President and CEO, reviews the performance of other Executive Officers and reviews and approves or recommends to the Board compensation levels, policies and programs. The Employee Option Administration Committee of the Board of Directors (the “Option Committee”) consists of Messrs. Carrubba and Conlisk, the latter of whom serves as Chairman of the Option Committee. The Option Committee administers the Company’s employee stock option plans, including the granting of any options thereunder.

General Compensation Policy

Compensation Philosophy.     The Compensation Committee and the Option Committee believe that the Company’s overall compensation program should relate to creating Stockholder value. Accordingly, the Company’s compensation programs are designed to attract and retain talented executives and technical personnel, to reward achievement of the Company’s short-term and long-term performance goals, to link executive compensation to Stockholder interests through equity-based plans, and to recognize and reward individual contributions to operating group and Company-wide performance objectives.

Components of Executive Compensation.     During fiscal 2005, compensation for the Company’s Executive Officers consisted of base salary, participation in an annual cash based incentive compensation program and longer-term equity incentives. The Compensation Committee calibrated each component to a competitive market position based on executive compensation surveys, reports from third party compensation specialists and other relevant information. The Company also offers to its Executive Officers participation (with all other eligible employees of the Company) in its 401(k) Plan, an auto allowance for Executive Officers, an executive medical plan and certain other benefits available generally to employees of the Company.

Cash-Based Compensation

Base Salary.    The Compensation Committee reviews and recommends to the Board the base salary of the President and CEO and each of the Company’s other Executive Officers annually in connection with annual performance reviews. In adjusting base salaries, the Compensation Committee examines both qualitative and quantitative factors relating to corporate and individual performance. In many instances, the qualitative factors necessarily involve a subjective assessment by the Compensation Committee. The Compensation Committee neither bases its considerations on any single performance factor nor does it specifically assign relative weights to factors but rather considers a mix of factors and evaluates individual performance against that mix both in absolute terms and in relation to other Company executives. Generally, in reviewing salary adjustments for Executive Officers (other than the President and CEO), the Compensation Committee considers the evaluation and recommendations of the Company’s President and CEO.

The Compensation Committee reviews an independent survey of compensation of executive officers of other high technology companies to enable it to set base salaries based on each Executive Officer’s level of responsibility and within the parameters of companies of comparable size in the Company’s industry. The survey

[1]	This section is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

includes a broader group of technology companies than those companies included in the Nasdaq Electronic Components Index used in the performance measurement comparison graph included in this proxy statement. Generally, base salaries paid to Executive Officers for fiscal 2005 were set at levels within the top half of salaries paid to executives under the independent survey. This is consistent with the Compensation Committee’s objective of attracting and retaining executives whose skills and potential rank above the norm.

In addition to individual and corporate performance, the factors considered in determining merit adjustments include relative salaries and responsibilities in the Company, the size of the Company’s incentive payment allocation, if any, which considers factors such as inflation and the competitive environment relative to other technology companies, independent survey data, number of years with the Company and anticipated future responsibilities of each individual within the next year. For fiscal 2005, consistent with the principles discussed herein, the Compensation Committee, at the recommendation of management, recommended to the Board annual salary merit adjustments for the Company’s Executive Officers ranging from 5% to 10% of the Executive Officers’ base salaries, excluding Mr. Gregorian, whose salary is discussed below.

Annual Incentive Compensation Opportunities.    The Company maintains annual incentive compensation programs (cash, stock options and/or a combination thereof) to reward Executive Officers and other selected senior management and technical personnel for attaining defined performance goals. The programs are designed to attract and motivate employees, and they are closely tied to corporate performance to enhance Stockholder value and encourage profit and revenue growth. For Executive Officers, incentive compensation payments are based primarily on Company-wide performance targets, as well as personal performance measured against agreed-objectives. For selected senior management and technical personnel, Company-wide performance is a factor, and significant weight also is given to individual performance and the performance of particular operating groups within the Company. The programs are periodically benchmarked against competitive/industry compensation data to ensure they are competitive and designed to achieve the performance intended.

Executive Officer Incentive Compensation Program.    On March 25, 2004, the Compensation Committee approved the Fiscal Year 2005 Executive Incentive Compensation Program (“FY ’05 Executive Program”), which was based on specific fiscal year 2005 performance results, in which all officers, including the President and CEO, participated. The FY ’05 Executive Program determined incentive compensation payments by application of a formula taking into account (i) pre-tax profit and revenue targets against pre-established threshold levels; and (ii) individual target award percentages. Individual performance factors were also taken into account to modify the potential incentive compensation payment calculated under the formula. Under the FY ’05 Executive Program, no incentive payments could have been awarded unless a specific profitability target was achieved. In addition, no incentive payments could have been awarded unless payments were first made under the Fiscal Year 2005 Key Employee Incentive Compensation Program discussed below. The target amount for which Messrs. Ciffone and Gregorian were eligible under the FY ’05 Executive Program was 75% and 50% of base salary, respectively. Other Executive Officers participating in the program were eligible to receive target amounts ranging between 40% and 50% of base salary. Based on the Company’s pre-tax profit and revenue achievements for fiscal 2005, no incentive payments were made under the FY ’05 Executive Program.

Key Employee Incentive Compensation Program.    During fiscal 2005, certain other management and technical personnel participated in a Fiscal Year 2005 Key Employee Incentive Compensation Program (“FY ’05 Key Employee Program”), which was adopted by the Compensation Committee on March 25, 2004. Under the FY ’05 Key Employee Program, incentive compensation payments were based upon pre-tax profit and revenue targets (which were consistent with those applicable to the FY ’05 Executive Program) and individual performance. Based on the Company’s pre-tax profit and revenue achievements for fiscal 2005, no incentive payments were made under the FY ’05 Key Employee Program.

Equity Incentives

The Company utilizes its 1997 Equity Incentive Plan and its 2000 Plan to further align the interests of Stockholders and management by providing Executive Officers and other employees with a significant economic interest in the long-term appreciation of the Company’s stock. The 1997 Equity Incentive Plan permits the grant of both incentive and nonstatutory stock options. The 2000 Plan does not permit the grant of incentive stock options. A maximum of 40% of the total number of shares reserved under the 2000 Plan may be granted to Executive Officers of the Company. Generally, options under the 1997 Equity Incentive Plan and the 2000 Plan are granted with exercise prices equal to 100% of the fair market value of the underlying stock on the date of grant and have terms of seven (7) years, although options may be granted with terms of up to ten years. Prior to their amendments, under the 1997 Equity Incentive Plan and the 2000 Plan, selected employees, including Executive Officers and senior management and technical personnel, were permitted to defer a portion of their base salary and apply such deferred salary to options to purchase shares of the Company’s Common Stock with exercise prices set at a discount to the fair market value of the stock with the aggregate of such discounts equal to the aggregate amount of the base salary so deferred. Recently enacted Code Section 409A imposes new requirements with respect to arrangements allowing for the deferral of compensation. To avoid the imposition of additional taxes under Code Section 409A, on June 13, 2005 the Board approved the amendment of the 1997 Equity Incentive Plan and the 2000 Plan to eliminate the compensation deferral provision, effective June 13, 2005. Options (other than deferred compensation options) are generally subject to vesting over four years. This vesting schedule is designed to motivate option holders to achieve stated objectives, thereby aiding the Company’s efforts to maximize revenue and profit together with Stockholder value, and to encourage individuals to remain with the Company for the long-term. In determining the number of shares subject to an option to be granted to an Executive Officer, the Option Committee takes into account the Executive Officer’s position and level of responsibility with the Company, the Executive Officer’s existing stock and unvested option holdings, the potential reward to the Executive Officer if the stock price appreciates in the public market, and the competitiveness of the Executive Officer’s overall compensation arrangements, including stock options. Outstanding performance by an individual may also be taken into consideration. Option grants may also be made to new Executive Officers upon commencement of employment and, on occasion, to Executive Officers in connection with a significant change in job responsibility. The Option Committee may grant options taking into account multiple year periods. In fiscal 2005, based on the factors described above, the Option Committee granted options to purchase an aggregate of 343,000 shares of Common Stock to the Company’s Executive Officers, excluding grants to the Company’s CEO.

Additional long-term equity incentives are provided through the Company’s Employee Stock Participation Plan in which all eligible employees, including eligible Executive Officers of the Company, may purchase stock of the Company, subject to specified limits.

CEO Compensation

In general, the Compensation Committee uses the same procedures as described above for determining the annual salary, bonus and stock option awards for the Company’s Chief Executive Officer. In fiscal 2005, the Company experienced a transition in its President and Chief Executive Officer. As such, the Compensation Committee reviewed, approved and recommended to the Board the terms of Mr. Ciffone’s transition role with the company, as well as his role as Chairman of the Board, and the terms of Mr. Gregorian’s employment as the Company’s new President and Chief Executive Officer.

Mr. Donald L. Ciffone, Jr.

Mr. Ciffone, our Chairman, served as our President and Chief Executive Officer until September 9, 2004. As President and Chief Executive Officer, Mr. Ciffone’s compensation package for fiscal 2005 consisted of $665,000 annual base salary (pro rated through September 9, 2004) and options to purchase 100,000 shares of the Company’s Common Stock granted in connection with his Executive Employment Agreement, in addition to other benefits detailed therein.

Upon Mr. Ciffone’s retirement as President and Chief Executive Officer, Mr. Ciffone commenced a part-time employment arrangement with the Company that continued through March 31, 2005. The purpose of the part-time employment arrangement was to compensate Mr. Ciffone for his ongoing assistance with respect to the Company’s transition to a new Chief Executive Officer as well as strategic matters. The material terms of the arrangement are described in the Section entitled “Director and Executive Compensation—Compensation of Executive Officers—Change in Control and Employment Arrangements.”

Also in connection with Mr. Ciffone’s retirement as President and Chief Executive Officer, Mr. Ciffone and the Company entered into an amended and restated Executive Employment Agreement and an Agreement Regarding Ongoing Services as Chairman of the Board, both of which were approved by the Compensation Committee and the Board and became effective on October 28, 2004. The purpose of each agreement was to provide certain benefits to Mr. Ciffone in connection with his ongoing services as Chairman of the Board and during the period that the Company transitioned to a new Chief Executive Officer. The material terms of these agreements are set forth in the Section entitled “Director and Executive Compensation—Compensation of Executive Officers—Change in Control and Employment Arrangements.”

Roubik Gregorian

Mr. Gregorian was appointed Acting Chief Executive Officer upon Mr. Ciffone’s retirement on September 9, 2004. Mr. Gregorian served in that role until he was appointed President and Chief Executive Officer on February 15, 2005. Upon Mr. Gregorian’s appointment as Acting Chief Executive Officer, his annual base salary was increased from $385,000 to $435,000 and Mr. Gregorian was granted an option to purchase 100,000 shares of the Company’s Common Stock. The Compensation Committee felt that the salary increase and option grant were appropriate in light of Mr. Gregorian’s increased responsibilities, the Company’s and his individual performance and salary levels of executive officers at similarly-situated companies.

In connection with Mr. Gregorian’s appointment as President and Chief Executive Officer on February 15, 2005, Mr. Gregorian’s salary was increased and he received certain additional equity awards and other benefits. In August 2005, the Company and Mr. Gregorian entered into an employment agreement as described in the Section entitled “Director and Executive Compensation—Compensation of Executive Officers—Change of Control and Employment Arrangements.” Mr. Gregorian’s salary and equity awards were approved by the Compensation Committee after reviewing Mr. Gregorian’s responsibilities and performance, the performance of the Company, the expectations of Mr. Gregorian in his role as President and Chief Executive Officer and the practices of other similarly-situated companies, as well as the competitive environment relative to other technology companies and independent survey data. In addition, prior to approving the terms of Mr. Gregorian’s employment agreement, the Compensation Committee engaged an independent compensation consultant to advise the Compensation Committee with respect to the terms of the agreement.

Section 162(m) Policy

The Compensation Committee has not adopted a general policy with respect to the application of Section 162(m) of the Internal Revenue Code, which generally imposes an annual corporate deduction limitation for tax computation purposes of $1 million on the compensation of certain Executive Officers. However, pursuant to Section 162(m), the Board has adopted, and the Stockholders have approved, the 1997 Equity Incentive Plan, intended to permit compensation from options granted thereunder to be excluded from Section 162(m) limitations. The 2000 Plan has not been approved by the Stockholders, and, therefore, compensation from options granted thereunder shall not be so excluded.

Respectfully submitted,
The Compensation Committee	The Employee Option Administration Committee

Frank P. Carrubba, Chairman	Raimon L. Conlisk, Chairman
John S. McFarlane	Frank P. Carrubba
Thomas H. Werner

Compensation Committee Interlocks and Insider Participation

As noted above, during the fiscal year ended March 31, 2005, the Compensation Committee consisted of Messrs. Carrubba, McFarlane and Werner, none of whom is an officer or an employee of the Company. No Executive Officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more Executive Officers serving as a member of the Company’s Board of Directors or Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS 1

The rules and regulations of the SEC require the Company to include in its proxy statement a report from the Audit Committee (“Audit Committee” or “Committee”) of the Board. The following report concerns the Audit Committee’s activities regarding oversight of the Company’s financial reporting and auditing process.

On behalf of the Board of Directors, the Audit Committee is responsible for providing an independent, objective review of the Company’s auditing, accounting and financial reporting process, public reports and disclosures and system of internal controls regarding financial accounting. The Audit Committee is comprised solely of independent Directors as defined in the Marketplace Rules of the Nasdaq Stock Market and is governed by a written charter adopted by the Board of Directors, a copy of which can be viewed at the Company’s website: www.exar.com. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Committee, as reflected in the Audit Committee Charter (“Charter”), are intended to be in accordance with applicable requirements for corporate audit committees. The Committee Chair is a financial expert within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002.

Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal controls. The Audit Committee oversees the Company’s financial reporting process and internal controls on behalf of the Board of Directors. Representatives of the internal audit function, independent auditors and financial management have unrestricted access to the Committee and periodically meet privately with the Committee. The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent auditors for fiscal year 2006.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Committee certify that the independent auditor is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee’s members in business, financial and accounting matters. The Audit Committee, as appropriate, selects, reviews and evaluates, and discusses and consults with Company management and the independent auditors regarding a variety of matters, including but not limited to, the following:

•	activity and performance of the Company’s internal and external auditors, including the audit scope, external audit fees, and auditor independence matters;

•	the extent to which the independent auditor may be retained to perform non-audit services;

•	the plan for, and the independent accountants’ report on, each audit of the Company’s financial statements;

•	the Company’s financial disclosure documents, including all financial statements and reports filed with the SEC or sent to Stockholders, as well as the adequacy and appropriateness of the Company’s financial, accounting, and auditing personnel;

•	selection, evaluation, and when appropriate, replacement of the Company’s independent auditor; and

•	changes in the Company’s accounting practices, principles, controls or methodologies, or in the Company’s financial statements, and recent developments in accounting rules.

The Audit Committee is responsible for recommending to the Board that the Company’s financial statements be included in the Company’s Annual Report. The Committee took a number of steps in making this

[1]	This section is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

recommendation for fiscal year 2005. First, the Audit Committee discussed with PricewaterhouseCoopers LLP, the Company’s independent auditors for fiscal 2005, those matters PricewaterhouseCoopers LLP communicated to and discussed with the Audit Committee under applicable auditing standards, such as Statement on Auditing Standards No. 61, as amended, “Communications with the Audit Committees,” including information concerning the scope and results of the audit. Second, the Audit Committee discussed with PricewaterhouseCoopers LLP their independence, and received a letter from them regarding their independence as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” for auditors of public companies. Third, PricewaterhouseCoopers LLP confirmed with and to the Audit Committee that it was not aware of any errors, illegal acts or material weaknesses in internal accounting controls as is specified in Statements on Auditing Standards (“SAS”) 53, “The Auditors’ Responsibility to Detect and Report Errors and Irregularities;” SAS 54, “Illegal Acts;” and SAS 60, “Communication of Internal Control Structure Related Matters Noted in Audit.” Finally, the Audit Committee reviewed and discussed with Company management and PricewaterhouseCoopers LLP the Company’s audited consolidated balance sheet at March 31, 2005, and consolidated statements of income, cash flows and Stockholders’ equity for the fiscal year ended March 31, 2005. Based on the discussions with PricewaterhouseCoopers LLP concerning the audit, the independence discussions, and the financial statement review, and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the Company’s Annual Report on Form 10-K for the year ended March 31, 2005 include these financial statements.

Fees Paid to Principal Accountants

The following table shows the fees paid or accrued by the Company for the audit and other services provided by PricewaterhouseCoopers LLP for fiscal years 2004 and 2005:

Description Of Services	2005	2004
Audit Fees	608,062	171,385
Audit-Related Fees	—	—
Tax Fees	153,800	126,766
All Other Fees	4,000	—

Total	765,862	298,151

Audit Fees.    Audit Fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements, quarterly review of financial statements included in the Company’s 10-Q, and audit services provided in connection with other statutory and regulatory filings.

Tax Fees.    Tax Fees include professional services related to tax compliance, tax advice and tax planning, including but not limited to the preparation of federal and state tax returns.

All Other Fees.    Other Fees include professional services related to non-audit related consulting services.

The charter of the Company’s Audit Committee requires that the Audit Committee pre-approve all audit and non-audit services provided to the Company by the independent auditors or subsequently approve non-audit services in those circumstances where a subsequent approval is necessary and permissible. All audit and audit-related services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee. The Audit Committee has considered whether the provision of the services included in this category is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Respectfully submitted,

The Audit Committee

Richard Previte, Chairman

Frank P. Carrubba

Raimon L. Conlisk

John S. McFarlane

Thomas H. Werner

PERFORMANCE MEASUREMENT COMPARISON(1)

The following graph shows a five-year comparison of cumulative Stockholder return of the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies), the Nasdaq Electronic Components Index, and the Company. The Nasdaq Electronic Components Index is comprised of approximately 200 Nasdaq Listed Companies in the SIC code 367. The graph is based on the assumption that $100 was invested on March 31, 2000 and all dividends were reinvested. Historic stock price performance is not necessarily indicative of future stock price performance.

1.	This section is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

2.	The total return on investment (change in stock price plus reinvested dividends) for the Company, the Nasdaq Stock Market (U.S.) Index and the Nasdaq Electronic Components Index, based on March 31, 2000 = 100.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has entered into various arrangements with some of its Executive Officers, all of which are discussed under the Section entitled “Director and Executive Compensation—Compensation of Executive Officers—Change of Control and Employment Arrangements.”

The Company has entered into indemnity agreements with Executive Officers and Directors which provide, among other things, that the Company will indemnify such Executive Officer or Director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he/she may be required to pay in actions or proceedings to which he/she is or may be made a party by reason of his/her position as a Director, Executive Officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company’s Bylaws.

ACCOUNTANTS

The Company’s financial statements have been audited by PricewaterhouseCoopers LLP as independent auditors. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Stockholders. They do not expect to make any statement, but will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

COMMUNICATING WITH THE COMPANY

If you would like to receive information about the Company, without charge, you may use one of these convenient methods:

1.	To have information such as the Company’s latest Quarterly Earnings Release, Form 10-K and 10-K/A, Form 10-Q or Annual Report mailed to you, Stockholders residing in the U.S., please call the transfer agent, Computershare, at 312-588-4990.

2.	To view the Company’s website on the Internet, use the Company’s Internet address: www.exar.com. The Company’s website includes product, corporate and financial data, as well as recent earnings releases, current stock price, an electronic file of this proxy statement, Form 10-K and 10-K/A, Form 10-Q, the Company’s Annual Report to Stockholders, job listings, instructions on how to contact non-employee members of the Board of Directors, ethics policies and charters for each Committee of the Board of Directors. Internet access to this information has the advantage of providing you with up-to-date information about the Company throughout the year.

3.	To reach the Company’s Investor Relations representative, please call 510-668-7201.

If you would like to write to the Company, please send your correspondence to the following address:

Exar Corporation

48720 Kato Road

Fremont, California 94538

Attn: Investor Relations, M/S 210

METHOD AND COST OF PROXY SOLICITATION

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to Stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by Directors, officers or other regular employees of the Company or Georgeson Shareholder Communications, Inc. No additional compensation will be paid to Directors, officers or other regular employees for such services, but Georgeson Shareholder Communications, Inc. will be paid a fee, approximately $150,000, plus documented expenses, for solicitation services. Approximately 50 Georgeson Shareholder Communications’ employees will participate in the solicitation of proxies.

Expenses related to the solicitation of Stockholders, excluding the costs of litigation (if any), are expected to aggregate approximately $650,000, of which approximately $250,000 has been spent to date. Appendix I to this proxy statement sets forth certain information relating to the Company’s directors, director nominee, and officers of the Company who may be soliciting proxies on the Company’s behalf.

OTHER MATTERS

The Board of Directors knows of no other matter that will be presented for consideration at the Annual Meeting of Stockholders. If any other matter is properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matter in accordance with their best judgment.

The Board of Directors hopes that Stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, sign and return the enclosed WHITE proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated. Stockholders who attend the meeting may vote their shares personally even though they have sent in their proxies.

By Order of the Board of Directors

/s/ Thomas R. Melendrez

Thomas R. Melendrez

Secretary

September 23, 2005

DELIVERY OF THIS PROXY STATEMENT

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports and proxy statements with respect to two or more securityholders sharing the same address by delivering a single annual report and proxy statement addressed to those securityholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for securityholders and cost savings for companies.

This year, a number of brokers with account holders who are Company Stockholders will be “householding” our proxy materials. A single annual report and proxy statement will be delivered to multiple Stockholders sharing an address unless contrary instructions have been received from the affected Stockholders. Once you have received notice from your broker or the Company that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report and proxy statement, please notify your broker and direct your written request to Exar Corporation, Attention: Investor Relations M/S 210, 48720 Kato Road, Fremont, California 94538, or contact the Company directly at (510) 668-7201.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Appendix I

INFORMATION CONCERNING PERSONS WHO MAY BE DEEMED PARTICIPANTS IN

THE COMPANY’S SOLICITATION OF PROXIES

The following sets forth the name, principal business address and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which their employment is carried on, of the directors, director nominee and officers of the Company who, under SEC rules, may be deemed “participants” in the Company’s solicitation of proxies from its Stockholders in connection with the 2005 Annual Meeting.

Directors and Nominees

The principal occupations of the Company’s directors and director nominee who may be deemed participants in the Company’s solicitation are set forth in the section of this proxy statement entitled “Proposal 1 Election of Directors”. The business addresses of the Company’s directors and director nominee are as follows:

Name	Business Address

Frank P. Carrubba	Exar Corporation 48720 Kato Road Fremont, California 94538

Donald L. Ciffone, Jr.	Exar Corporation 48720 Kato Road Fremont, California 94538

Raimon L. Conlisk	Exar Corporation 48720 Kato Road Fremont, California 94538

Roubik Gregorian	Exar Corporation 48720 Kato Road Fremont, California 94538

Ronald W. Guire	Exar Corporation 48720 Kato Road Fremont, California 94538

John S. McFarlane	Exar Corporation 48720 Kato Road Fremont, California 94538

Richard H. Koppes	Jones Day 555 California Street 26th Floor San Francisco, CA 94104

Oscar Rodriguez	Riverstone Networks, Inc. 5200 Great America Parkway Santa Clara, CA 95054

Richard Previte	Spansion, LLC 915 DeGuigne Drive P.O. Box 3453, MS 176 Sunnyvale, CA 94088-3453

Thomas H. Werner	SunPower Corporation 430 Indio Way Sunnyvale, CA 94085

Officers

The principal occupations of the Company’s officers who may be deemed “participants” in the Company’s solicitation of proxies are set forth below. Unless otherwise indicated, the principal occupation refers to such person’s position with the Company, and the business address is Exar Corporation, 48720 Kato Road, Fremont, California 94538.

Name	Principal Occupation
Roubik Gregorian	President and Chief Executive Officer

Ronald W. Guire	Executive Vice President, Chief Financial Officer, and Assistant Secretary

Thomas R. Melendrez	General Counsel, Secretary and Senior Vice President Business Development

Information Regarding Ownership of the Company’s Securities by Participants

None of the persons listed above under “Directors and Nominees” and “Officers” owns any of the Company’s securities of record but not beneficially. The number of shares of Common Stock of the Company held by directors, the director nominee and the named executive officers as of September 7, 2005, is set forth in the “Security Ownership of Certain Beneficial Owners and Management” section of the proxy statement.

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth purchases and sales during the past two years of shares of Common Stock of the Company by the persons listed above under “Directors and Nominees” and “Officers.” Unless otherwise indicated, all transactions were in the public market and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities. To the extent that any part of the purchase price or market value of any of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities, the amount of the indebtedness as of the latest practicable date is set forth below. If those funds were borrowed or obtained otherwise than pursuant to a margin account or bank loan in the regular course of business of a bank, broker or dealer, a description of the transaction and the parties is set forth below.

Name	Date	Purchase/Sales of Common Stock (number of shares)	Note
Frank P. Carrubba	August 16, 2005	67,500	1

Donald L. Ciffone, Jr.	March 31, 2005	1,543	4
	June 30, 2004	325	4
	March 31, 2004	1,095	4
	January 20, 2004	75,000	3
	November 3, 2003	25,000	3
	October 20, 2003	25,000	3

Raimon L. Conlisk	May 24, 2005	7,500	3
	February 17, 2005	6,400	3
	February 15, 2005	1,100	3
	February 12, 2004	22,500	3
	February 11, 2005	5,000	3
	February 9, 2005	5,000	3
	February 8, 2005	5,000	3

Name	Date	Purchase/Sales of Common Stock (number of shares)	Note
Roubik Gregorian	June 30, 2005	93	4
	March 31, 2005	87	4
	March 21, 2005	111,354	1
	December 31, 2004	97	4
	September 30, 2004	90	4
	July 23, 2004	20,162	1
	June 30, 2004	71	4
	March 31, 2004	67	4
	February 6, 2004	25,000	3
	January 29, 2004	25,000	3
	December 31, 2003	69	4
	October 28, 2003	25,000	3
	October 3, 2003	25,000	1
	September 30, 2003	81	4

Ronald W. Guire	June 30, 2005	615	4
	May 26, 2005	37,498	3
	May 25, 2005	30,000	3
	March 31, 2005	605	4
	September 30, 2004	429	4
	June 30, 2004	548	4
	March 31, 2004	515	4
	January 30, 2004	17,498	3
	January 20, 2004	2,500	3
	November 7, 2003	25,000	3
	September 30, 2003	544	4

John S. McFarlane	May 4, 2005	1,000	2
	August 9, 2004	1,000	2
	January 29, 2004	500	2

Richard Previte	N/A

Richard H. Koppes	N/A

Oscar Rodriguez	N/A

Thomas H. Werner	N/A

Thomas R. Melendrez	June 30, 2005	487	4
	May 3, 2005	38,998	3
	March 31, 2005	478	4
	December 31, 2004	157	4
	September 30, 2004	546	4
	July 30, 2004	40,600	3
	June 30, 2004	435	4
	March 31, 2004	414	4
	January 21, 2004	1,400	3
	December 31, 2003	303	4
	September 30, 2003	499	4

(1)	Stock option exercise.

(2)	Open market purchase.

(3)	Stock option exercise and same day sale.

(4)	Acquisition of stock under the Company’s Employee Stock Participation Plan.

Miscellaneous Information Concerning Participants

Except as described in this Appendix I or otherwise disclosed in this proxy statement, to the best of the Company’s knowledge, no person listed above under “Directors and Nominees” and “Officers” or any of his “associates” beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of Exar or any of its subsidiaries. Furthermore, except as described in this Appendix I or otherwise disclosed in this proxy statement, to the best of the Company’s knowledge, no such person or any of his associates is either a party to any transaction or series of similar transactions since March 31, 2004, or any currently proposed transaction or series of similar transactions (i) to which the Company or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000 and (iii) in which such person or associate had or will have a direct or indirect material interest.

To the best of the Company’s knowledge, except as described in this Appendix I or otherwise disclosed in this proxy statement, no person listed above under “Directors and Nominees” and “Officers” or any of his associates has entered into any arrangement or understanding with any person with respect to (i) any future employment with the Company or its affiliates or (ii) any future transactions to which the Company or any of its affiliates will or may be a party. Except as described in this Appendix I or otherwise disclosed in this proxy statement, to the best of the Company’s knowledge, there are no contracts, arrangements or understandings by any of the persons listed under “Directors and Nominees” and “Officers” within the past year with any person with respect to any of the Company’s securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. Except as described in this Appendix I or otherwise disclosed in this proxy statement, to the best of the Company’s knowledge, no persons listed under “Directors and Nominees” and “Officers” has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2005 Annual Meeting of Exar Stockholders (and no other person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected, has any such interest).

[EXACM - EXAR CORPORATION] [FILE NAME: ZEXA92.ELX] [VERSION - (1)] [09/08/05] [orig. 09/08/05]

DETACH HERE	ZEXA92

PROXY

EXAR CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 27, 2005

The undersigned hereby appoints Roubik Gregorian and Ronald W. Guire, or each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Exar Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Exar Corporation to be held at [                                                                                                                               ], on Thursday, October 27, 2005, at [                ] Pacific Daylight Time, and at any and all continuations, postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Please vote, date and promptly return in the enclosed return envelope which is postage prepaid if mailed in the United States.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

EXAR CORPORATION

C/O COMPUTERSHARE

P.O. BOX 8694

EDISON, NJ 08818-8694

[EXACM - EXAR CORPORATION] [FILE NAME: ZEXA91.ELX] [VERSION - (2)] [09/08/05] [orig. 09/08/05]

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZEXA91

☒	Please mark votes as in this example.	#EXA

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

1.

To elect three (3) Directors to hold office until the 2008 Annual Meeting of Stockholders or until their successors are duly elected and qualified, or until such Director’s earlier death, resignation or removal.

Nominees:	(01) Richard H. Koppes, (02) Richard Previte, (03) Thomas H. Werner

FOR NOMINEES	☐	☐	WITHHELD FROM NOMINEES

☐	For all nominees except as written above

2.	To transact such other business as may properly come before the meeting or any adjournment, continuation or postponement thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

Please sign exactly as name appears at left. Executors, administrators, trustees, guardians, attorneys-in-fact, etc., should give their full titles. If the signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person. If stock is registered in the names of two or more persons, each should sign.

Signature:	Date:	Signature:	Date: